Exhibit 10.5

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [—], 2014, by and among SunEdison, Inc., a Delaware corporation (“SunEdison”), and SunEdison Semiconductor Limited, a Singapore corporation and a wholly owned subsidiary of SunEdison (“SSL”) (SunEdison and SSL are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”).

RECITALS

WHEREAS, the Board of Directors of SunEdison has determined that it would be appropriate and desirable to separate completely the SSL Business (as defined below) from SunEdison;

WHEREAS, pursuant to the Separation Agreement (as defined below), SunEdison and SSL have undertaken the transfer of the SSL Assets (as defined below), including the stock or other equity interests of certain of SunEdison’s Subsidiaries owning SSL Assets and/or dedicated to the SSL Business, by SunEdison to SSL and the assumption of certain SSL Liabilities (as defined below) by SSL;

WHEREAS, prior to undertaking the Transactions (as defined below), SunEdison was the common parent of an affiliated group of corporations that included the entities and assets comprising the SSL Business (as defined below), and which elected to file consolidated United States federal income tax returns;

WHEREAS, the parties desire to (i) provide for and agree upon the allocation between the parties of liabilities for certain Taxes arising prior to, at the time of, and subsequent to the Separation, (ii) allocate responsibility for, and cooperation in, the filing and defense of Tax Returns, and (iii) provide for certain other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” means this Tax Matters Agreement.

“All Tax Periods” means all Pre-Distribution Periods and all Post-Distribution Periods.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meaning provided in the first sentence of this Agreement.

“Deconsolidation Date” means the last date on which the United States corporate Affiliates of SSL qualified as members of the SunEdison Affiliated Group.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 12.01 of this Agreement.

“Distribution” means SunEdison’s transfer of shares of the common stock of SSL to holders of shares of the common stock of SunEdison by means of one or more distributions by SunEdison to holders of common stock of SunEdison of shares of common stock of SSL or any combination thereof.

“Distribution Date” means the date or dates on which the Distribution occurs.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Tax Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Gain Recognition Agreement” means a gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 or any successor provision thereto.

“Group” means the SunEdison Group or the SSL Group, or both, as the context requires.

“Income Tax” means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

“Indemnitee” has the meaning set forth in Section 3.03(b) of this Agreement.

“Indemnitor” has the meaning set forth in Section 3.03(b) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the SunEdison Group together with one or more members of the SSL Group.

“Non-United States Tax” or “Non-United States Taxes” means any Tax that is not a United States Tax. For the avoidance of doubt, Non-United States Taxes include Foreign Income Taxes.

“Past Practices” has the meaning set forth in Section 2.03(b) of this Agreement.

“Payor” has the meaning set forth in Section 3.02(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for United States federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Tax Period beginning before the Distribution Date and ending after the Distribution Date, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date (including, if applicable, any Tax Period consisting solely of the Distribution Date itself) and, in the case of any Tax Period beginning before the Distribution Date and ending after the Distribution Date, the portion of such Tax Period ending on the Distribution Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 12.05 of this Agreement.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the federally-authorized tax privilege under section 7525 of the Code, any privilege relating to internal evaluation processes, and any evidentiary privilege that may be asserted under any foreign law.

“Required Party” has the meaning set forth in Section 3.02(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“SSL” has the meaning provided in the first sentence of this Agreement.

“SSL Assets” has the meaning set forth in the Separation Agreement.

“SSL Business” has the meaning set forth in the Separation Agreement.

“SSL Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the SSL Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“SSL Escheat Liability” has the meaning set forth in Section 6.02.

“SSL Group” means (i) SSL and its Affiliates, as determined immediately after the Distribution, as well as (ii) any entity which (A) was an Affiliate of SunEdison or an Affiliate of a member of the SSL Group, (B) conducted solely or predominantly the SSL Business, and (C) is no longer an Affiliate of SunEdison as of the Distribution.

“SSL Incentive Liability” has the meaning set forth in Section 6.01.

“SSL Liabilities” has the meaning set forth in the Separation Agreement.

“SSL Separate Return” means any Tax Return of or including any member of the SSL Group (including any consolidated, combined or unitary return) that does not include any member of the SunEdison Group.

“SSL Taxes” means any: (i) Non-United States Taxes (including any increase in such Tax as a result of a Final Determination) imposed on any member of the SSL Group for All Tax Periods (including any Non-United States Taxes imposed on any member of the SSL Group by way of withholding on any Person), (ii) United States Taxes imposed on any member of the SSL Group for any Post-Distribution Period (including any increase in such Tax as a result of a Final Determination), and (iii) Taxes reflected on a Joint Return (including any increase in such Tax as a result of a Final Determination) for any Post-Distribution Period, which Taxes are attributable to the SSL Business; provided that, clauses (i)-(iii) notwithstanding, SSL Taxes shall not include any SunEdison Taxes. The amount of Taxes attributable to the SSL Business shall be determined in accordance with Section 2.05.

“Separate Return” means a SunEdison Separate Return or a SSL Separate Return, as the case may be.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” means the Separation Agreement dated [—], as amended from time to time, by and among SunEdison and SSL.

“Separation Taxes” means those Taxes resulting from the Transactions, including Transfer Taxes.

“State Income Tax” means any Tax imposed by any State of the United States (or the District of Columbia) or by any political subdivision of any such State which is imposed on or measured by net income, including state or local franchise or similar Taxes measured by net income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of a tax imposed on or measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States (or the District of Columbia) or by any political subdivision of any such State other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“SunEdison” has the meaning provided in the first sentence of this Agreement.

“SunEdison Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which SunEdison is the common parent corporation.

“SunEdison Business” has the meaning set forth in the Separation Agreement.

“SunEdison Escheat Liability” has the meaning set forth in Section 6.02.

“SunEdison Federal Consolidated Income Tax Return” means any United States Federal Income Tax Return for the SunEdison Affiliated Group.

“SunEdison Group” means SunEdison and its Affiliates, excluding any entity that is a member of the SSL Group, as determined immediately after the Distribution.

“SunEdison Incentive Liability” has the meaning set forth in Section 6.01.

“SunEdison Separate Return” means any Tax Return of or including any member of the SunEdison Group (including any consolidated, combined or unitary return) that does not include any member of the SSL Group.

“SunEdison Taxes” means any: (i) United States Taxes for all Pre-Distribution Periods (including any increase in such Tax as a result of a Final Determination), whether imposed on or attributable to the SunEdison Group or the SSL Group, (ii) United States Taxes imposed on any member of the SunEdison Group for all Post-Distribution Periods (including any increase in such Tax as a result of a Final Determination), (iii) Non-United States Taxes (including any increase in such Tax as a result of a Final Determination) imposed on any member of the SunEdison Group for All Tax Periods (including any Non-United States Taxes imposed on any member of the SunEdison Group by way of withholding on any Person), (iv) notwithstanding anything to the contrary in this Agreement, Taxes reflected on a Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods, whether attributable to the SunEdison Business or the SSL Business, and (v) Taxes reflected on a Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods, which Taxes are attributable to the SunEdison Business; provided that, clauses (i)-(v) notwithstanding, SunEdison Taxes shall not include any SSL Taxes. The amount of Taxes attributable to the SunEdison Business shall be determined in accordance with Section 2.05.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, employment, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, escheat, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing. For the avoidance of doubt, Taxes include Separation Taxes, Federal Income Taxes, Foreign Income Taxes, State Income Taxes, and Other State Taxes.

“Tax Advisor” means KPMG LLP, or, if such firm is unable to serve, PricewaterhouseCoopers LLP, or, if such firm is unable to serve, a tax counsel or accountant of recognized national standing that is acceptable to each of the Companies or is selected pursuant to Section 12.05.

“Tax Attribute” or “Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in an otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Incentive Arrangement” means any arrangement between a governmental entity and SSL and SunEdison pursuant to which certain economic incentives (including, without limitation, Tax Benefits) are extended to SSL and/or SunEdison, the receipt and retention of which are conditioned upon each of SunEdison and SSL satisfying certain terms and conditions.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases, or otherwise impacts Income Taxes paid or payable.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” or “Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with or required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Tax Laws and any amended Tax return or claim for refund.

“Transactions” has the meaning set forth in the Separation Agreement.

“Transfer Taxes” means any United States Federal, foreign, state or local stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with, or that are otherwise related to the transactions effected pursuant to the Separation Agreement, provided, however, that Transfer Taxes shall not include (i) any income or franchise Taxes payable in connection with such transactions or (ii) Taxes in lieu of any such income or franchise Taxes.

“Transferred Entity” as the meaning set forth in the Separation Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“United States Tax” or “United States Taxes” means any Tax imposed by the United States, or any political subdivision of the United States. For the avoidance of doubt, United States Taxes include Federal Income Taxes, State Income Taxes and State Other Taxes.

Section 2. Preparation, Filing and Payment of Taxes Shown Due on Tax Returns.

Section 2.01 In General.

(a) SunEdison’s Responsibilities. SunEdison shall (i) prepare and file (or cause to be prepared and filed) (A) all Joint Returns, (B) all SunEdison Separate Returns, and (C) all SSL Separate Returns required to be filed on or before the Distribution Date, and (ii) pay (or cause to be paid) all Taxes shown to be due and payable on each such Tax Return, provided that SSL shall reimburse SunEdison for any such Taxes that are SSL Taxes. For the avoidance of doubt, SSL shall not have any obligation to reimburse SunEdison for any Taxes paid before the Distribution Date.

(b) SSL’s Responsibilities. SSL shall (i) prepare and file (or cause to be prepared and filed) each Tax Return, including each SSL Separate Return, required to be filed by or with respect to a member of the SSL Group after the Distribution Date, other than those Tax Returns which SunEdison is required to prepare and file under Section 2.01(a) or Section 2.03(e), and (ii) shall pay (or cause be paid) all Taxes shown to be due and payable on each such Tax Return, provided that SunEdison shall reimburse SSL for any such Taxes that are SunEdison Taxes. For the avoidance of doubt, SunEdison shall not have any obligation to reimburse SSL for any Taxes paid before the Distribution Date.

Section 2.02 Timing of Payments. Taxes required to be paid or caused to be paid to a Tax Authority pursuant to this Section 2 shall be paid on or before the Due Date for the payment of such Tax. Any payment for a reimbursement of Taxes required to be paid by one Company to the other pursuant to this Agreement shall be made at least five (5) Business Days before the earlier of (i) the Due Date for the payment of such Taxes by the other Company or (ii) the date on which such Tax is paid by the other Company.

Section 2.03 Tax Return Procedures.

(a) SunEdison Tax Returns of Transferred Entities. With respect to all Transferred Entities included in the SunEdison Federal Consolidated Income Tax Return for the taxable year that includes the Distribution Date, SunEdison shall use the closing of the books method under Treasury Regulation Section 1.1502-76 (and any comparable provisions under state, local or foreign Law), to the extent permitted by law, unless otherwise agreed to in writing by SunEdison and SSL.

(b) Tax Returns Prepared by SunEdison. In the case of any Tax Return described in Section 2.01(a) that includes SSL Taxes or would reasonably be expected to materially adversely affect the Tax position of any member of the SSL Group for any Post-Distribution Period, (i) SunEdison shall prepare the portions of such Tax Return that relate to the SSL Business in a manner consistent with past practices, accounting methods, elections or conventions (“Past Practices”) to the extent permitted by law, and (ii) SunEdison shall provide a draft of such portions of such Tax Return to SSL for its review and comment at least ten (10) calendar days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, five calendar (5) days. In the event that Past Practices are not applicable to a particular item or matter or there is no reasonable basis for the use of such Past Practices, SunEdison shall determine the reporting of such item or matter in accordance with reasonable Tax accounting practices selected by SunEdison. SunEdison shall consider in good faith any comments received from SSL under this Section 2.03(b); however, any disagreement between the Companies regarding the reporting of any item or matter on a Tax Return described in Section 2.01(a) shall be resolved in favor of SunEdison. For the avoidance of doubt, SunEdison shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(a), except to the extent such late filing is caused by the failure of any member of the SSL Group to provide relevant information necessary for the preparation and filing of such Tax Return.

(c) Tax Returns Prepared by SSL. In the case of any Tax Return described in Section 2.01(b) that includes SunEdison Taxes or would reasonably be expected to materially adversely affect the Tax position of any member of the SunEdison Group for any Post-Distribution Period, (i) SSL shall prepare the portions of such Tax Return that relate to the SunEdison Business in a manner consistent with Past Practices to the extent permitted by law, and (ii) SSL shall provide a draft of such Tax Return to SunEdison for its review and comment at least ten calendar (10) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, five calendar (5) days. In the event that Past Practices are not applicable to a particular item or matter or there is no reasonable basis for the use of such Past Practices, SSL shall determine the reporting of such item or matter in accordance with reasonable Tax accounting practices selected by SSL. SSL shall consider in good faith any comments received from SunEdison under this Section 2.03(c); however, any disagreement between the Companies regarding the reporting of any item or matter on a Tax Return described in Section 2.01(b) shall be resolved in favor of SSL. For the avoidance of doubt, SSL shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b), except to the extent such late filing is caused by the failure of any member of the SunEdison Group to provide relevant information necessary for the preparation and filing of such Tax Return.

(d) Amended Returns. Any amendment of any Tax Return described in Section 2.01 after the date hereof shall be subject to the same procedures required for the preparation of such Tax Return pursuant to this Section 2.03.

(e) Tax Returns for Separation Taxes. Except where provided to the contrary in this Agreement, Tax Returns relating to Separation Taxes shall be prepared and filed when due (including valid extensions) by the Person obligated to file such Tax Returns under applicable Tax Law.

(f) Reporting of Transactions. The Tax treatment of the Transactions reported on any Tax Return described in Section 2.01(a) and (b) shall be consistent with that on any Tax Return filed or to be filed by SunEdison or any other member of the SunEdison Group or caused or to be caused to be filed by SunEdison, unless there is no reasonable basis for such Tax treatment. In the event that SSL shall determine that there is no reasonable basis for the Tax treatment described in the preceding sentence with respect to Tax Returns described in Section 2.01(b),

SSL shall notify SunEdison no fewer than ten (10) Business Days prior to filing the relevant Tax Return and the Companies shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported. Any disputes that the Companies are unable to resolve shall be resolved in accordance with Section 12. In the event that any dispute is not resolved prior to the Due Date for the filing of any Tax Return, SSL shall timely file such Tax Return as prepared by SSL and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(g) Consolidated or Combined Tax Returns. SSL will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that SunEdison determines are required to be filed or that SunEdison chooses to file pursuant to Section 2.01(a).

(h) Cooperation. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

Section 2.04 Straddle Period Tax Allocation. To the extent permitted by law, SunEdison and SSL shall elect to close the taxable year of each Transferred Entity as of the close of the Distribution Date. In the case of any Straddle Period, the Taxes attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such Transferred Entity as of the close of the Distribution Date, provided that (i) exemptions, allowances or deductions that are calculated on an annual or periodic basis and (ii) Taxes that are assessed on an annual or periodic basis (such as real and personal property Taxes), in each case, shall be allocated between such portions in proportion to the number of days in each such portion.

Section 2.05 Determination of Tax Attributable to the SSL Business and SunEdison Business. For all purposes of this Agreement, SunEdison and SSL shall jointly determine in good faith which Tax Items are properly attributable to the SSL Assets or the activities of the SSL Business and which Tax Items are properly attributable to the activities of the SunEdison Business (and in the case of a Tax Item that is properly attributable to both the SunEdison Business and the SSL Business, the allocation of such Tax Item between the SunEdison Business and the SSL Business) in a manner consistent with the provisions hereof. Any disputes shall be resolved in accordance with Section 12. For the avoidance of doubt, any Tax Items, including Transfer Taxes, attributable to the Transferred Entities shall be considered attributable to the SSL Business. The amount of Taxes attributable to either the SSL Business or the SunEdison Business for any Tax Period shall not be less than zero.

Section 2.06 Allocation of Tax Attributes. SunEdison shall determine in good faith, consistent with the books and records of SunEdison, the allocation of Tax Attributes among the SunEdison Entities and the Transferred Entities in accordance with the Code and Treasury Regulations, including Treasury Regulations Section 1.1502-76 (and any applicable state, local and foreign Tax Laws). SunEdison shall consult in good faith with SSL regarding the allocation of Tax Attributes and shall consider in good faith any written comments received from SSL regarding the same, but SunEdison shall in all events have the final authority to determine the allocation of Tax Attributes. SunEdison and SSL hereby agree to compute all Taxes consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.06, unless otherwise required by a Final Determination.

Section 2.07 Extraordinary Actions on the Distribution Date. Except for any action described in or expressly contemplated by this Agreement, the Separation Agreement, or any Ancillary Agreement, the Companies shall report any action outside of the ordinary course of business that is caused or permitted by any member of the SSL Group on the Distribution Date after the Distribution as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar or analogous provision of state, local or foreign Tax Law).

Section 2.08 SSL Carrybacks and Claims for Refund. SSL hereby agrees that, unless SunEdison consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (i) no Adjustment Request with respect to any Joint Return shall be filed, and (ii) any available elections to waive the right to claim in any Period preceding the Deconsolidation Date with respect to any Joint Return any SSL Carryback arising in any Period after the Deconsolidation Date shall be made, and no affirmative election shall be made to claim any such SSL Carryback.

Section 2.09 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to SSL Taxes and SSL shall pay to SunEdison any amount due SunEdison (or SunEdison shall pay SSL any amount due SSL, as the case may be) within twenty (20) Business Days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 2.09 shall include interest in accordance with Section 13, computed based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 2.09.

Section 3. Indemnification

Section 3.01 In General.

(a) SunEdison Liability. SunEdison shall be liable for, and shall indemnify and hold harmless the SSL Group from and against any liability for, without duplication: (i) SunEdison Taxes; (ii) any Tax resulting from a breach by SunEdison of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; (iii) any SunEdison Incentive Liability; and (iv) any SunEdison Escheat Liability. For the avoidance of doubt, SunEdison shall not be required to reimburse SSL for any Taxes paid prior to the Distribution Date.

(b) SSL Liability. SSL shall be liable for, and shall indemnify and hold harmless the SunEdison Group from and against any liability for, without duplication: (i) SSL Taxes; (ii) any

Tax resulting from a breach by SSL of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; (iii) any SSL Incentive Liability; and (iv) any SSL Escheat Liability. For the avoidance of doubt, SSL shall not be required to reimburse SunEdison for any Taxes paid prior to the Distribution Date.

Section 3.02 Indemnification Payments.

(a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within ten (10) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest in accordance with Section 13 of this Agreement based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 3.02(a).

(b) All indemnification payments under this Agreement shall be made by SunEdison directly to SSL and by SSL directly to SunEdison; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the SunEdison Group, on the one hand, may make such indemnification payment to any member of the SSL Group, on the other hand, and vice versa.

Section 3.03 Treatment of Payments.

(a) Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Company under this Agreement (excluding the portion of any such payment treated as interest pursuant to Section 3.03(b)) shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution Date or as payments of an assumed or retained liability. Except to the extent provided in 3.03(b), any Tax indemnity payment made by a Company under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Company receives an amount equal to the sum it would have received had no such Taxes been imposed.

(b) Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 4. Tax Refunds

Section 4.01 Tax Refunds. SunEdison shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) attributable to SunEdison Taxes, and SSL shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) attributable to SSL Taxes. A Company receiving a refund to which the other Company is entitled hereunder shall pay over such refund to such other Company (without the requirement that such other Company demand or request such refund) within twenty (20) Business Days after such refund is received (together with interest in accordance with Section 13, computed based on the number of days from the date the refund was received to the date the refund was paid over). To the extent the amount of any refund under this Section 4.01 is later reduced by a Tax Authority, such reduction shall be allocated to the Company to which such refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 5. Gain Recognition Agreements.

Section 5.01 Gain Recognition Agreements. SSL shall not (i) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (ii) permit any member of the SSL Group to take any such action, (iii) fail to take any action, or (iv) permit any member of the SSL Group to fail to take any action, in each case that would cause any member of the SunEdison Group to recognize gain under any Gain Recognition Agreement, provided, in each case, that the restrictions set forth in clauses (i)-(iv) shall not apply to any actions or any failures to take any actions that are specifically allowed or prohibited under the Separation Agreement or any Ancillary Agreement. In addition, SSL shall file, and shall cause any member of the SSL Group to file, any Gain Recognition Agreement reasonably requested by SunEdison, which Gain Recognition Agreement is determined by SunEdison to be necessary so as to (i) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any Separation Transaction, or (ii) avoid any member of the SunEdison Group recognizing gain under any Gain Recognition Agreement.

Section 6. Tax Incentive and Escheat Liabilities.

Section 6.01 Tax Incentive Arrangements. SunEdison shall be responsible for any liability to a government entity arising from SunEdison’s failure to satisfy the terms and conditions imposed on SunEdison under any Tax Incentive Arrangement from and after the Distribution Date (any such liability, a “SunEdison Incentive Liability”). SSL shall be responsible for any liability to a governmental entity arising from SSL’s failure to satisfy the terms and conditions imposed on SSL under any Tax Incentive Arrangement from and after the Distribution Date (any such liability, a “SSL Incentive Liability”). If and to the extent both SunEdison and SSL fail to satisfy their respective terms and conditions under a Tax Incentive Arrangement, each of SunEdison and SSL shall bear any resulting liability based on the extent to which its own failure contributed to, and caused, such liability. Any disputes concerning the interpretation and application of this Section 6.01 shall be resolved in accordance with Section 12.

Section 6.02 Escheat Liability. SunEdison shall be responsible for any unclaimed property or escheat liability (whether for a period before or after the Distribution Date), including any interest, penalty, administrative charge, or addition thereto and further including all costs of responding to or defending against an audit, examination, or controversy with respect to such liability, imposed by or on behalf of a government entity with respect to any property or obligation (including, without limitation, uncashed checks to vendors, customers, or employees and non-refunded overpayments) attributable to the SunEdison Business, without regard to whether the government entity imposes such liability on the SunEdison Group or the SSL Group (any such liability, a “SunEdison Escheat Liability”). SSL shall be responsible for any unclaimed property or escheat liability (whether for a period before or after the Distribution Date), including any interest, penalty, administrative charges, or additions with respect thereto and further including all costs of responding to or defending against an audit, examination, or controversy with respect to such liability, imposed by or on behalf of a government entity with respect to any property or obligation (including, without limitation, uncashed checks to vendors, customers, or employees and non-refunded overpayments) attributable to the SSL Business, without regard to whether the government entity imposes such liability on the SSL Group or the SunEdison Group (any such liability, a “SSL Escheat Liability”). SunEdison and SSL shall jointly determine in good faith which unclaimed property or escheat liabilities are properly attributable to the SSL Business and which unclaimed property or escheat liabilities are properly attributable to the SunEdison Business (and in the case of an unclaimed property or escheat liability that is properly attributable to both the SunEdison Business and the SSL Business, the allocation of such liability between the SunEdison Business and the SSL Business). For the avoidance of doubt, any unclaimed property or escheat liability with respect to property or an obligation on the books of a member of the SunEdison Group at the time such liability is imposed shall be considered attributable to the SunEdison Business and any unclaimed property or escheat liability with respect to property or an obligation on the books of a member of the SSL Group shall be considered attributable to the SSL Business. Any disputes concerning the interpretation and application of this Section 6.02 shall be resolved in accordance with Section 12.

Section 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) General Cooperation. The Companies shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests in writing or via e-mail from the other Company, or from an agent, representative or advisor to such Company, in connection with the preparation and filing of Tax Returns, claims for refunds, Tax Contests, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either of the Companies or their respective Affiliates covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation:

(1) the provision, in hard copy and electronic forms, of any Tax Returns of the Companies and their respective Affiliates, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(2) the execution of any document (including any power of attorney) reasonably requested in connection with any Tax Contest of either of the Companies or their respective Affiliates, or the filing of a Tax Return or a refund claim of either of the Companies or any of their respective Affiliates;

(3) making available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in its possession, and permitting the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement; and

(4) the use of the Company’s reasonable best efforts to obtain any documentation in connection with a Tax Matter.

Each Company shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Company. Each Company shall bear its own costs and expenses associated with fulfilling its obligations under this Section 7.

(b) Time is of the Essence. SSL and SunEdison acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by SunEdison or SSL pursuant to this Section 7.01. SSL and SunEdison acknowledge that failure to conform to the reasonable deadlines set by SunEdison or SSL could cause irreparable harm. Any information or documents requested pursuant to this Section 7.01 shall be provided in such form as the requesting Company reasonably requests and at or prior to the time reasonably specified by the requesting Company.

(c) Confidentiality. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns, financial statements, or other similar documents, or in connection with any administrative or judicial proceedings or investigations, or except as otherwise required by law. Notwithstanding any other provision of this Agreement or any other agreement, in no event shall one Company be required to provide the other Company or any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event either Company determines that the provision of any information to the other Company or any of its Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02 Reliance by SunEdison. If any member of the SSL Group supplies information to a member of the SunEdison Group in connection with a Tax liability and an officer of a member of the SunEdison Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SunEdison Group identifying the information being so relied upon, the chief financial officer of SSL (or any officer of SSL as designated by the chief financial officer of SSL) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.03 Reliance by SSL. If any member of the SunEdison Group supplies information to a member of the SSL Group in connection with a Tax liability and an officer of a member of the SSL Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SSL Group identifying the information being so relied upon, the chief financial officer of SunEdison (or any officer of SunEdison as designated by the chief financial officer of SunEdison) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8. Tax Records.

Section 8.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and SunEdison shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records that it would otherwise be required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees in writing to such determination, then such first Company may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 7.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, either Company determines to decomission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decomission or discontinue such program or system upon sixty (60) Business Days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such sixty (60) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Preservation of Privilege. No member of the SSL Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes covered under this Agreement existing as of the date hereof to which Privilege may reasonably be asserted without the prior written consent of SunEdison, such consent not to be unreasonably withheld, conditioned or delayed. No member of the SunEdison Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes covered under this Agreement existing as of the date hereof to which Privilege may reasonably be asserted without the prior written consent of SSL, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9. Tax Contests.

Section 9.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability unless and to the extent that the indemnified party can demonstrate that the indemnifying party was not harmed and suffered no detriment as a result of being precluded from contesting the asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Tax Returns Prepared by SunEdison. SunEdison shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Contest with respect to any Tax Return described in Section 2.01(a) without the prior consent of SSL; provided that to the extent such Tax Proceeding relates to SSL Taxes or would reasonably be expected to materially adversely affect the Tax position of any member of the SSL Group for any Post-Distribution Period, SunEdison shall (A) defend such Tax Contest diligently and in good faith, (B) keep SSL informed in a timely manner of the actions proposed to be taken by

SunEdison with respect to the aspects of such Tax Contest that relate to SSL, and (C) permit SSL to participate, at SSL’s own expense, in the aspects of such Tax Contest that relate to SSL; further provided that SunEdison shall in no event be required to obtain SSL’s consent before compromising, settling, or otherwise disposing of any aspect of a Tax Contest described in this Section 9.02(a). The failure of SunEdison to take any action specified in the preceding sentence with respect to SSL shall not relieve SSL of any liability and/or obligation which it may have to SunEdison under this Agreement except to the extent that SSL was actually harmed by such failure, and in no event shall such failure relieve SSL from any other liability or obligation which it may have to SunEdison.

(b) Tax Returns Prepared by SSL. Except as otherwise provided in Section 9.02(a), SSL shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Contest with respect to any Tax Return described in Section 2.01(b) without the prior consent of SunEdison; provided that to the extent such Tax Contest relates to SunEdison Taxes or would reasonably be expected to materially adversely affect the Tax position of SunEdison for any Post-Distribution Period, SSL shall (A) defend such Tax Contest diligently and in good faith, (B) keep SunEdison informed in a timely manner of the actions proposed to be taken by SSL with respect to the aspects of such Tax Contest that relate to SunEdison, and (C) permit SunEdison to participate, at SunEdison’s own expense, in the aspects of such Tax Contest that relate to SunEdison; further provided that SSL shall in no event be required to obtain SunEdison’s consent before compromising, settling, or otherwise disposing of any aspect of a Tax Contest described in this Section 9.02(b). The failure of SSL to take any action specified in the preceding sentence with respect to SunEdison shall not relieve SunEdison of any liability and/or obligation which it may have to SSL under this Agreement except to the extent that SunEdison was actually harmed by such failure, and in no event shall such failure relieve SunEdison from any other liability or obligation which it may have to SSL.

Section 10. Effective Date. This Agreement shall be effective as of the date hereof.

Section 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12. Disagreements.

Section 12.01 Discussion. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Affiliates to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, and except as otherwise provided in this Agreement, in the event of any dispute or disagreement (a “Dispute”) between any member of the SunEdison Group and any member of the SSL Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.

Section 12.02 Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Company, will be referred for resolution to representatives of the parties at a senior level of management of the parties pursuant to the procedures set forth in Section 3.2 of the Separation Agreement.

Section 12.03 Referral to Tax Advisor. If the parties are not able to resolve the Dispute through the escalation process referred to in Section 12.02, then the matter will be referred to the Tax Advisor to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 12.04 Injunctive Relief. Nothing in this Section 12 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, SunEdison and SSL are the only members of their respective Groups entitled to commence a Dispute resolution procedure under this Agreement, and each of SunEdison and SSL will cause its respective Group members not to commence any Dispute resolution procedure other than through such Company as provided in this Section 12.

Section 12.05 Failure to Agree on a Tax Advisor. In the event both KPMG LLP and PricewaterhouseCoopers LLP are unable to serve as the Tax Advisor, and the Companies are unable to agree upon a Tax Advisor within fifteen (15) Business Days following the completion of the escalation process referred to in Section 12.02, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute.

Section 13. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%), from the due date of the payment to the date paid.

Section 14. Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 15. General Provisions.

Section 15.01 Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 15.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 15.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to SunEdison:

SunEdison, Inc.

Attention:

with a copy to:

SunEdison, Inc.

Attention:

If to SSL:

SunEdison Semiconductor Limited

Attention:

with a copy to:

SunEdison Semiconductor Limited

Attention:

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 15.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 15.03 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 15.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 15.05 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 15.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.02.

Section 15.07 Integration. This Agreement contains the entire agreement between the Companies with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax covered herein between or among any member or members of the SunEdison Group, on the one hand, and any member or members of the SSL Group, on the other hand. All such other agreements shall be of no further effect between the Companies and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 15.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 15.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement (including the Separation Agreement) or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 15.10 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 15.11 Governing Law. The internal laws of the State of New York (without reference to its principles of conflicts of law), including Sections 5-1401 and 5-1402 of the New York General Obligations Law, govern the construction, interpretation and other matters arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise).

Section 15.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in the State of New York, borough of Manhattan, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 15.13 Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 15.14 SSL Subsidiaries. If, at any time, SSL acquires or creates one or more subsidiaries that are includable in the SSL Group, they shall be subject to this Agreement and all references to the SSL Group herein shall thereafter include a reference to such subsidiaries.

Section 15.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of SunEdison or SSL succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 15.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

SUNEDISON, INC.

By:	/s/:
Name:
Title:

SUNEDISON SEMICONDUCTOR LIMITED

By:	/s/:
Name:
Title:

[Signature Page to Tax Matters Agreement]